Tidal Trust V Form N-1A/A

Exhibit 99.(j)

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 26, 2026, with respect to the financial statements of Robotaxi ETF, included herein, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the prospectus and the statement of additional information.

/s/ KPMG LLP

Chicago, Illinois

March 26, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.